EXHIBIT 5.1.1

HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON

320 SOUTH BOSTON AVENUE

SUITE 400

TULSA, OKLAHOMA 74103

TELEPHONE (918) 594-0400

FAX (918) 594-0505

February 8, 2005

Matrix Service Company

10701 East Ute Street

Tulsa, OK 74116

Ladies and Gentlemen:

Reference is made to our opinion dated October 11, 2004 (the “October 11 Opinion”), included as Exhibit 5.1 in Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-117077) of Matrix Service Company, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on October 12, 2004 (as so amended by Amendment No. 1, the “Registration Statement”). This opinion is filed in connection with Amendment No 2 to the Registration Statement that, which Amendment, among other things, registers the offer and sale under the Securities Act of units (the “Units”) consisting of one or more of the Securities, i.e., the Common Stock, Preferred Stock, Debt Securities and Warrants. This opinion supplements, but does not supercede or otherwise modify or amend, the October 11 Opinion which shall remain in full force and effect in accordance with its terms. Capitalized terms used but not defined herein, are used as defined in the October 11 Opinion.

We have acted as counsel for the Company in connection with the registration by it under the Securities Act of the offer and sale by the Company from time to time of the Units. The Units will be offered and sold from time to time by the Company pursuant to the Registration Statement to which this opinion is an exhibit. The Units will be offered on a delayed or continuous basis pursuant to Rule 415 of the rules and regulations promulgated by the Commission under the Securities Act in amounts, at prices and on terms to be determined in light of market conditions prevailing at the time of sale and to be set forth in a Prospectus supplement. The aggregate initial offering prices of the Securities together with the Units to be offered and sold by the Company will not exceed $125,000,000.

In rendering this opinion, we reviewed such matters of fact and questions of law as we have deemed necessary and appropriate and have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the documents and instruments expressly referred to in the October 11 Opinion and such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

With regard to the opinions set forth below, we have assumed all of the same matters assumed in the October 11 Opinion as the same relate to the Units.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, with respect to the Units, when (i) specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof, (ii) the terms of the sale of the Units have been duly established in conformity with the Company’s Articles of Incorporation and Bylaws and assuming such terms and sale do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) the Units have been issued and sold as contemplated by the Registration Statement and any applicable Prospectus Supplement, (iv) the Company has received the consideration provided for in the authorizing resolutions and such consideration with respect to each of the Securities included in the Unit is not less than the amount therefore as set forth in the October 11 Opinion, and (v) all matters opined upon in the October 11 Opinion with respect to each Security included in the Unit have been satisfied, the Units will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the States of New York and Delaware and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.”

/s/ Hall, Estill, Hardwick, Gable, Golden & Nelson